Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release

            (202) 334-6645                                                                                       February 22, 2013

THE WASHINGTON POST COMPANY REPORTS

2012 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income attributable to common shares of $131.2 million ($17.39 per share) for the fiscal year ended December 31, 2012, compared to $116.2 million ($14.70 per share) for the fiscal year ended December 31, 2011.  Net income includes $83.2 million in income ($11.30 per share) and $28.5 million in losses ($3.60 per share) from discontinued operations for 2012 and 2011, respectively.  Income from continuing operations attributable to common shares was $48.0 million ($6.09 per share) for 2012, compared to $144.7 million ($18.30 per share) for 2011.  As a result of the Company’s share repurchases, there were 6% fewer diluted average shares outstanding in 2012. For the fourth quarter of 2012, the Company reported a net loss attributable to common shares of $45.4 million ($6.57 per share), compared to net income of $61.7 million ($8.03 per share) for the same period of 2011.  Net income includes $0.3 million ($0.03 per share) in income from discontinued operations for the fourth quarter of 2011. The Company reported a loss from continuing operations attributable to common shares of $45.4 million ($6.57 per share) for the fourth quarter of 2012, compared to income from continuing operations of $61.4 million ($8.00 per share) for the same period of 2011.

The results for 2012 and 2011 were affected by a number of significant items as described in the following paragraphs.

Excluding these items, income from continuing operations attributable to common shares was $181.0 million ($24.39 per share) for 2012, compared to $206.5 million ($26.08 per share) for 2011. Excluding these items, income from continuing operations attributable to common shares was $78.8 million ($10.61 per share) for the fourth quarter of 2012, compared to $68.4 million ($8.91 per share) for the fourth quarter of 2011. (Refer to the Non-GAAP Financial Information schedule attached to this release for additional details.)

Items included in the Company’s income from continuing operations for 2012 are listed below, and fourth quarter activity, if any, is highlighted for each item:

▪  a fourth quarter $111.6 million noncash goodwill and other long-lived assets impairment charge at Kaplan Test Preparation (KTP) (after-tax impact of $81.9 million, or $11.33 per share);

▪  $63.7 million in early retirement, severance and other restructuring charges at the education and newspaper publishing divisions (after-tax impact of $45.5 million, or $6.18 per share); $41.2 million of these charges were recorded in the fourth quarter (after-tax impact of $31.1 million, or $4.31 per share);

▪  a fourth quarter $18.0 million write-down of a marketable equity security (after-tax impact of $11.2 million, or $1.54 per share);

▪  a $5.8 million gain on the sale of a cost method investment (after-tax impact of $3.7 million, or $0.48 per share); and

▪  $3.1 million in non-operating unrealized foreign currency gains (after-tax impact of $2.0 million, or $0.27 per share).

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Items included in the Company’s income from continuing operations for 2011 are listed below, and fourth quarter activity, if any, is highlighted for each item:

▪  $31.3 million in severance and other restructuring charges at the education and newspaper publishing divisions (after-tax impact of $19.4 million, or $2.46 per share); $11.7 million of these charges were recorded in the fourth quarter (after-tax impact of $7.3 million, or $0.94 per share);

▪  a $9.2 million impairment charge at one of the Company’s affiliates (after-tax impact of $5.7 million, or $0.72 per share);

▪  a $53.8 million write-down of a marketable equity security (after-tax impact of $34.6 million, or $4.34 per share); and

▪  $3.3 million in non-operating unrealized foreign currency losses (after-tax impact of $2.1 million, or $0.26 per share); $0.4 million in gains were recorded in the fourth quarter (after-tax impact of $0.3 million, or $0.03 per share).

Revenue for 2012 was $4,017.7 million, down 3% from $4,131.1 million in 2011.  Revenues were down at the education and newspaper publishing divisions, partially offset by increases at the television broadcasting and cable television divisions. Operating income for 2012 decreased to $144.5 million, from $325.9 million in 2011.  Operating results declined at all of the Company’s divisions, except for the television broadcasting division.

For the fourth quarter of 2012, revenue was $1,050.1 million, up 1% from $1,040.4 million in 2011.  The Company reported an operating loss of $14.4 million in the fourth quarter of 2012, compared to operating income of $109.3 million in 2011.  Revenues and operating results were down at the education and newspaper publishing divisions, while revenues and operating income increased at the television broadcasting and cable television divisions.

Division Results

Education

Education division revenue in 2012 totaled $2,196.5 million, a 9% decline from $2,404.5 million in 2011. Excluding revenue from acquired businesses, education division revenue declined 10% in 2012. For the fourth quarter of 2012, education division revenue totaled $544.4 million, a 6% decline from $580.8 million for the same period of 2011. Excluding revenue from acquired businesses, education division revenue declined 7% in the fourth quarter of 2012.

Kaplan reported an operating loss of $105.4 million for 2012, compared to operating income of $96.3 million in 2011; Kaplan reported an operating loss for the fourth quarter of 2012 of $111.9 million, compared to operating income of $30.9 million in the fourth quarter of 2011.  Kaplan’s 2012 operating results were adversely impacted by a significant decline in Kaplan Higher Education (KHE) results; a $111.6 million noncash goodwill and other long-lived assets impairment charge related to KTP; and $45.2 million in restructuring costs. These were offset by improved results at KTP and Kaplan International.

In response to student demand levels, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in significant costs in 2012 and 2011, with the objective of establishing lower cost levels in future periods. Across all businesses, restructuring costs totaled $45.2 million in 2012 and $28.9 million in 2011. Restructuring costs totaled $35.9 million in the fourth quarter of 2012 and $9.3 million in the fourth quarter of 2011. (Refer to the Education Division Information, Summary of Restructuring Charges schedule attached to this release for additional details.)  Kaplan currently expects to incur approximately $25 million in additional restructuring costs in 2013 at KHE and Kaplan International in conjunction with completing these restructuring plans. Kaplan may also incur additional restructuring charges in 2013 as the Company continues to evaluate its cost structure.

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A summary of Kaplan’s operating results by division, including and excluding restructuring costs, for 2012 and the fourth quarter of 2012 compared to 2011, is as follows:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(in thousands)	2012	2011	% Change	2012	2011	% Change
Revenue
Higher education	$276,459	$323,532	(15)	$1,149,407	$1,399,583	(18)
Test preparation	60,485	66,901	(10)	284,252	303,093	(6)
Kaplan international	208,285	190,821	9	764,184	704,581	8
Kaplan corporate	1,487	1,110	34	4,645	4,585	1
Intersegment elimination	(2,287)	(1,601)	―	(5,992)	(7,383)	―
	$544,429	$580,763	(6)	$2,196,496	$2,404,459	(9)
Operating Income (Loss)
Restructuring Costs Included in Divisions
Higher education	$10,916	$28,025	(61)	$27,245	$148,915	(82)
Test preparation	(6,732)	520	―	(10,799)	(28,498)	62
Kaplan international	15,733	22,771	(31)	49,069	41,506	18
Kaplan corporate	(14,474)	(16,202)	11	(42,617)	(45,100)	6
Amortization of intangible assets	(6,191)	(4,394)	(41)	(17,719)	(19,417)	9
Impairment of goodwill and other long-lived assets	(111,593)	―	―	(111,593)	―	―
Intersegment elimination	467	173	―	1,046	(1,120)	―
	$(111,874)	$30,893	―	$(105,368)	$96,286	―
Operating Income (Loss)
Restructuring Costs Excluded from Divisions
Higher education*	$27,860	$34,137	(18)	$50,640	$162,116	(69)
Test preparation*	(6,732)	1,009	―	(10,799)	(15,959)	32
Kaplan international*	30,615	23,806	29	65,511	42,541	54
Kaplan corporate*	(12,989)	(14,507)	10	(39,807)	(42,930)	7
	38,754	44,445	(13)	65,545	145,768	(55)
Restructuring costs*	(35,906)	(9,331)	―	(45,242)	(28,945)	(56)
Amortization of intangible assets*	(3,596)	(4,394)	18	(15,124)	(19,417)	22
Impairment of goodwill and other long-lived assets	(111,593)	―	―	(111,593)	―	―
Intersegment elimination	467	173	―	1,046	(1,120)	―
	$(111,874)	$30,893	―	$(105,368)	$96,286	―

*Non-GAAP Measure

Kaplan sold Kidum in August 2012, EduNeering in April 2012 and Kaplan Learning Technologies in February 2012. Consequently, the education division’s operating results exclude these businesses.

KHE includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.

In September 2012, KHE announced a plan to consolidate its market presence at certain of its fixed-facility campuses. Under this plan, KHE has ceased new enrollments at nine ground campuses as it considers alternatives for these locations, and is in the process of consolidating operations of four other campuses into existing, nearby locations. Revenues at these campuses represent approximately 4% of KHE’s total revenues. In the fourth quarter of 2012, KHE also began implementing plans to consolidate facilities and reduce workforce at its online programs.  In connection with these and other plans, KHE incurred $23.4 million in restructuring costs from accelerated depreciation, and severance and lease obligations in 2012 ($16.9 million was recorded in the fourth quarter).

In 2012 and the fourth quarter of 2012, KHE revenue declined 18% and 15%, respectively, due largely to declines in average enrollments that reflect weaker market demand over the past year. Operating income decreased 82% and 61% for 2012 and the fourth quarter of 2012, respectively. These declines were due primarily to lower revenue, a decline in operating results from campuses planned for closure, and significant restructuring costs noted above that exceed similar charges in 2011. Offsetting the declines were expense reductions associated with lower enrollments and recent restructuring efforts.

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New student enrollments at Kaplan University and KHE Campuses decreased 1% in 2012. Total students at December 31, 2012 were down 12% compared to December 31, 2011, and down 11% compared to September 30, 2012, as follows:

	Students as of
	December 31,	September 30,	December 31,
	2012	2012	2011
Kaplan University	44,371	49,132	50,190
KHE Campuses	21,099	24,129	24,360
	65,470	73,261	74,550

Kaplan University students included 5,625, 6,822 and 5,799 campus-based students as of December 31, 2012, September 30, 2012, and December 31, 2011, respectively.

Kaplan University and KHE Campuses enrollments at December 31, 2012 and 2011, by degree and certificate programs, are as follows:

	As of December 31,
	2012	2011
Certificate	23.2%	23.6%
Associate’s	29.1%	30.3%
Bachelor’s	33.8%	34.6%
Master’s	13.9%	11.5%
	100.0%	100.0%

KTP includes Kaplan’s standardized test preparation and tutoring offerings. KTP revenue declined 6% in 2012 and 10% in the fourth quarter of 2012. Enrollment increased 5% and 11% for the fourth quarter and fiscal year 2012, respectively, driven by strength in pre-college, nursing and bar review programs. Enrollment increases were offset by competitive pricing pressure and a continued shift in demand to lower priced online test preparation offerings. The improvement in KTP operating results in 2012 is largely as a result of lower operating expenses due to restructuring activities in prior years, including $12.5 million in total KTP restructuring costs recorded in 2011. Fourth quarter 2012 results declined largely due to revenue reductions from a slowdown in enrollment growth in the fourth quarter of 2012.

While overall results improved at KTP in 2012, Kaplan recorded a $111.6 million noncash goodwill and other long-lived assets impairment charge in connection with KTP in the fourth quarter of 2012. This impairment charge was determined as part of the Company’s annual goodwill and intangible assets impairment testing based on KTP operating losses for the past three years and a recent slowdown in enrollment growth. KTP produced positive cash flow from operations in 2012.

Kaplan International includes English-language programs, and postsecondary education and professional training businesses outside the United States. In May 2011, Kaplan Australia acquired Franklyn Scholar and Carrick Education Group, national providers of vocational training and higher education in Australia. In June 2011, Kaplan acquired Structuralia, a provider of e-learning for the engineering and infrastructure sector in Spain. Kaplan International revenue increased 8% and 9% in 2012 and the fourth quarter of 2012, respectively. Excluding revenue from acquired businesses, Kaplan International revenue increased 4% in 2012 due to enrollment growth in the English-language and Singapore higher education programs.  Excluding revenue from acquired businesses, Kaplan International revenue increased 6% in the fourth quarter of 2012 due to enrollment growth in the pathways and Singapore higher education programs.

Kaplan International operating income increased in 2012 due largely to strong results in Singapore, offset by combined losses from businesses acquired in 2011. These losses occurred primarily at certain businesses in Australia where Kaplan has been consolidating and restructuring its businesses to optimize operations. Restructuring costs at Kaplan International totaled $16.4 million in 2012 ($14.9 million in the fourth quarter of 2012). These restructuring costs were largely in Australia and included lease obligations, accelerated depreciation and severance charges. The decline in Kaplan International operating income in the fourth quarter of 2012 is due to these restructuring costs.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

In the fourth quarter of 2012, $2.6 million in restructuring costs is included in amortization of intangible assets, largely from accelerated intangible asset amortization associated with changes to business operations in Australia.

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Cable Television

Cable television division revenue for 2012 increased 4% to $787.1 million, from $760.2 million in 2011; revenue totaled $201.7 million for the fourth quarter of 2012, a 6% increase from $190.8 million for the fourth quarter of 2011. The revenue results reflect continued growth of the division’s Internet and telephone service revenues and rate increases for many subscribers in June 2012, offset by a decline in basic video subscribers.

Cable television division operating income in 2012 decreased 1% to $154.6 million, from $156.8 million in 2011; operating income for the fourth quarter of 2012 increased 4% to $43.4 million, from $41.9 million in the fourth quarter of 2011. The cable television division’s operating income for 2012 declined primarily due to increased programming and depreciation costs, offset partially by increased revenues. The division’s operating income for the fourth quarter of 2012 increased primarily due to higher revenues, offset by increased programming and depreciation costs.

At December 31, 2012, Primary Service Units (PSUs) were down 1% from the prior year due to a decline in basic video subscribers, offset by growth in high-speed data and telephony subscribers. A summary of PSUs is as follows:

	As of December 31,
	2012	2011
Basic video	593,615	621,423
High-speed data	459,235	451,082
Telephony	184,528	179,989
	1,237,378	1,252,494

Newspaper Publishing

Newspaper publishing division revenue in 2012 declined 7% to $581.7 million, from $622.5 million in 2011; revenue totaled $162.1 million for the fourth quarter of 2012, a 6% decrease from $172.1 million for the fourth quarter of 2011. Print advertising revenue at The Washington Post in 2012 declined 14% to $228.2 million, from $264.5 million in 2011, and decreased 12% to $67.5 million for the fourth quarter of 2012, from $77.1 million for the fourth quarter of 2011. The decline is largely due to reductions in general and retail advertising. Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com and Slate, increased 5% to $110.6 million, from $105.8 million in 2011; revenue increased 5% to $33.1 million in the fourth quarter of 2012, versus $31.5 million for the fourth quarter of 2011. Display online advertising revenue increased 6% in 2012, and 7% for the fourth quarter of 2012. Online classified advertising revenue decreased 1% in 2012 and 2% for the fourth quarter of 2012.

In 2012, daily circulation at The Washington Post declined 8.6%, and Sunday circulation declined 6.2%; average daily circulation at The Washington Post totaled 471,800 and average Sunday circulation totaled 687,200.

The newspaper publishing division reported an operating loss of $53.7 million in 2012, compared to an operating loss of $21.2 million in 2011, after including pension expense of $42.4 million and $25.3 million, respectively. For the fourth quarter of 2012, the newspaper division reported operating income of $2.6 million, compared to operating income of $6.8 million in the fourth quarter of 2011, after including pension expense of $9.9 million and $8.1 million, respectively. Included in pension expense for 2012 was an $8.5 million Voluntary Retirement Incentive Program (VRIP) for certain employees and a $0.9 million fourth quarter charge at The Herald in connection with its withdrawal from a multiemployer pension plan. Included in pension expense in the fourth quarter of 2011 was a $2.4 million charge at The Herald in connection with its withdrawal from a multiemployer pension plan. In addition, voluntary severance and other early retirement expense of $9.0 million and $4.4 million was recorded at The Washington Post in 2012 and the fourth quarter of 2012, respectively.

The decline in operating results for 2012 and the fourth quarter of 2012 is primarily due to the revenue reductions discussed above and the increase in the combined early retirement, severance and multiemployer pension plan withdrawal expense, offset partially by a decline in other operating expenses. Newsprint expense was down 10% in 2012 and the fourth quarter of 2012 due to a decline in newsprint consumption.

In February 2013, the Company announced that it had signed an agreement to sell The Herald, a daily and Sunday newspaper headquartered in Everett, WA; the transaction is expected to close in March 2013.

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Television Broadcasting

Revenue for the television broadcasting division increased 25% to $399.7 million in 2012, from $319.2 million in 2011; for the fourth quarter of 2012, revenue increased 32% to $116.2 million, from $88.3 million in 2011. Television broadcasting division operating income for 2012 increased 64% to $191.6 million, from $117.1 million in 2011. For the fourth quarter of 2012, operating income increased 54% to $62.8 million, from $40.9 million in 2011.

The increase in revenue and operating income for 2012 and the fourth quarter of 2012 reflects improved advertising demand across many product categories. These results include a $48.1 million and $25.9 million increase in political advertising revenue in 2012 and the fourth quarter of 2012, respectively; $10.8 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates in the third quarter of 2012; and increased retransmission revenues.

Other Businesses

Other businesses includes the operating results of Social Code, a marketing solutions provider helping companies with marketing on social-media platforms; WaPo Labs, a digital team focused on emerging technologies and new product development; and Celtic Healthcare, Inc., a provider of home healthcare and hospice services in the northeastern and mid-Atlantic regions that was acquired by The Washington Post Company in November 2012.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office as well as a net pension credit.

Equity in Earnings (Losses) of Affiliates

The Company holds a 16.5% interest in Classified Ventures, LLC, and interests in several other affiliates.

In the fourth quarter of 2012, the Company sold its 49% interest in Bowater Mersey Paper Company for a nominal amount; no gain or loss was recorded as the investment balance had previously been written-down to zero.

The Company’s equity in earnings of affiliates, net, for 2012 was $14.1 million, compared to $5.9 million in 2011. For the fourth quarter of 2012, the Company’s equity in earnings of affiliates totaled $2.8 million, compared to $0.6 million for the fourth quarter of 2011. In 2011, a $9.2 million impairment charge was recorded on the Company’s interest in Bowater Mersey Paper Company.

Other Non-Operating (Expense) Income

The Company recorded other non-operating expense, net, of $5.5 million in 2012, compared to other non-operating expense, net, of $55.2 million in 2011. For the fourth quarter of 2012, the Company recorded other non-operating expense, net, of $17.6 million, compared to other non-operating income, net, of $1.1 million for the fourth quarter of 2011.

The 2012 non-operating expense, net, included an $18.0 million fourth quarter write-down of a marketable equity security, offset by $6.6 million in net gains from cost method investments, $3.1 million in unrealized foreign currency gains and other items.  The 2011 non-operating expense, net, included a $53.8 million write-down of a marketable equity security, $3.3 million in unrealized foreign currency losses ($0.4 million in unrealized foreign currency gains in the fourth quarter) and other items.

During 2012, on an overall basis, the fair value of the Company’s marketable securities appreciated by $32.5 million.

Net Interest Expense and Related Balances

The Company incurred net interest expense of $32.6 million in 2012, compared to $29.1 million in 2011; net interest expense totaled $8.2 million for the fourth quarter of 2012, versus $7.5 million for the fourth quarter of 2011. At December 31, 2012, the Company had $696.7 million in borrowings outstanding at an average interest rate of 5.1%, and cash, marketable securities and other investments of $959.9 million.  At December 31, 2011, the Company had $565.2 million in borrowings outstanding at an average interest rate of 5.7%, and cash, marketable securities and other investments of $745.1 million.

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Provision for Income Taxes

The effective tax rate for income from continuing operations in 2012 was 59.4%. This effective tax rate was adversely impacted by $12.5 million in state and non-U.S. valuation allowances provided against deferred income tax benefits where realization is doubtful, and $12.8 million from nondeductible goodwill in connection with an impairment charge recorded in 2012, offset by tax benefits from lower rates at jurisdictions outside the United States.

The effective tax rate for income from continuing operations in 2011 was 41.2%. This effective tax rate was adversely impacted by $17.8 million in state and non-U.S. valuation allowances provided against deferred income tax benefits where realization is doubtful, offset by tax benefits from lower rates at jurisdictions outside the United States.

Discontinued Operations

Kaplan sold Kidum in August 2012, EduNeering in April 2012 and Kaplan Learning Technologies in February 2012. The Company also divested its interest in Avenue100 Media Solutions on July 31, 2012. Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

The sale of Kaplan Learning Technologies resulted in a pre-tax loss of $3.1 million, which was recorded in the first quarter of 2012. The sale of EduNeering resulted in a pre-tax gain of $29.5 million, which was recorded in the second quarter of 2012. The sale of Kidum resulted in a pre-tax gain of $3.6 million, which was recorded in the third quarter of 2012.

In connection with each of the sales of the Company’s stock in EduNeering and Kaplan Learning Technologies, in the first quarter of 2012, the Company recorded $23.2 million of income tax benefits related to the excess of the outside stock tax basis over the net book value of the net assets disposed.

In connection with the disposal of Avenue100 Media Solutions, Inc., the Company recorded a pre-tax loss of $5.7 million in the third quarter of 2012. An income tax benefit of $44.5 million was also recorded in the third quarter of 2012 as the Company determined that Avenue100 Media Solutions, Inc. had no value. The income tax benefit is due to the Company’s tax basis in the stock of Avenue100 exceeding its net book value as a result of goodwill and other intangible asset impairment charges recorded in 2008, 2010 and 2011, for which no tax benefit was previously recorded.

Earnings (Loss) Per Share

The calculation of diluted earnings (loss) per share for 2012 and the fourth quarter of 2012 were based on 7,403,946 and 7,223,281 weighted average shares, respectively, compared to 7,904,983 and 7,681,799 weighted average shares, respectively, for 2011 and the fourth quarter of 2011. In 2012, the Company repurchased 301,231 shares of its Class B common stock at a cost of $103.2 million. At December 31, 2012, there were 7,427,501 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 192,243 shares of Class B common stock.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements.  For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,		%
(in thousands, except per share amounts)	2012	2011	Change
Operating revenues	$1,050,096	$1,040,421	1
Operating expenses	(865,438)	(863,184)	0
Depreciation of property, plant and equipment	(79,880)	(62,932)	27
Amortization of intangible assets	(7,610)	(5,042)	51
Impairment of goodwill and other long-lived assets	(111,593)	―	―
Operating (loss) income	(14,425)	109,263	―
Equity in earnings of affiliates, net	2,785	568	―
Interest income	901	1,174	(23)
Interest expense	(9,064)	(8,638)	5
Other (expense) income, net	(17,572)	1,073	―
(Loss) income from continuing operations before income taxes	(37,375)	103,440	―
Provision for income taxes	8,000	42,000	(81)
(Loss) income from continuing operations	(45,375)	61,440	―
Income from discontinued operations, net of tax	―	291	―
Net (loss) income	(45,375)	61,731	―
Net income attributable to noncontrolling interests	(64)	(17)	―
Net (loss) income attributable to The Washington Post Company	(45,439)	61,714	―
Redeemable preferred stock dividends	―	―	―
Net (Loss) Income Attributable to The Washington Post Company
Common Stockholders	$(45,439)	$61,714	―

Amounts Attributable to The Washington Post Company
Common Stockholders
(Loss) income from continuing operations	$(45,439)	$61,423	―
Income from discontinued operations, net of tax	―	291	―
Net (loss) income	$(45,439)	$61,714	―

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic (loss) income per common share from continuing operations	$(6.57)	$8.00	―
Basic income per common share from discontinued operations	―	0.03	―
Basic net (loss) income per common share	$(6.57)	$8.03	―
Basic average number of common shares outstanding	7,223	7,601

Diluted (loss) income per common share from continuing operations	$(6.57)	$8.00	―
Diluted income per common share from discontinued operations	―	0.03	―
Diluted net (loss) income per common share	$(6.57)	$8.03	―
Diluted average number of common shares outstanding	7,223	7,682

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Months Ended
	December 31,		%
(in thousands, except per share amounts)	2012	2011	Change
Operating revenues	$4,017,653	$4,131,145	(3)
Operating expenses	(3,471,884)	(3,533,887)	(2)
Depreciation of property, plant and equipment	(268,643)	(249,065)	8
Amortization of intangible assets	(21,002)	(22,335)	(6)
Impairment of goodwill and other long-lived assets	(111,593)	―	―
Operating income	144,531	325,858	(56)
Equity in earnings of affiliates, net	14,086	5,949	―
Interest income	3,393	4,147	(18)
Interest expense	(35,944)	(33,226)	8
Other expense, net	(5,456)	(55,200)	(90)
Income from continuing operations before income taxes	120,610	247,528	(51)
Provision for income taxes	71,600	101,900	(30)
Income from continuing operations	49,010	145,628	(66)
Income (loss) from discontinued operations, net of tax	83,177	(28,471)	―
Net income	132,187	117,157	13
Net income attributable to noncontrolling interests	(74)	(7)	―
Net income attributable to The Washington Post Company	132,113	117,150	13
Redeemable preferred stock dividends	(895)	(917)	(2)
Net Income Attributable to The Washington Post Company
Common Stockholders	$131,218	$116,233	13

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$48,041	$144,704	(67)
Income (loss) from discontinued operations, net of tax	83,177	(28,471)	―
Net income	$131,218	$116,233	13

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$6.09	$18.30	(67)
Basic income (loss) per common share from discontinued operations	11.30	(3.60)	―
Basic net income per common share	$17.39	$14.70	18
Basic average number of common shares outstanding	7,360	7,826

Diluted income per common share from continuing operations	$6.09	$18.30	(67)
Diluted income (loss) per common share from discontinued operations	11.30	(3.60)	―
Diluted net income per common share	$17.39	$14.70	18
Diluted average number of common shares outstanding	7,404	7,905

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THE WASHINGTON POST COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
(in thousands)	2012	2011	Change	2012	2011	Change
Operating Revenues
Education	$544,429	$580,763	(6)	$2,196,496	$2,404,459	(9)
Cable television	201,703	190,818	6	787,117	760,221	4
Newspaper publishing	162,136	172,121	(6)	581,686	622,532	(7)
Television broadcasting	116,192	88,253	32	399,691	319,206	25
Other businesses	25,761	8,890	―	53,540	25,507	―
Corporate office	―	―	―	―	―	―
Intersegment elimination	(125)	(424)	―	(877)	(780)	―
	$1,050,096	$1,040,421	1	$4,017,653	$4,131,145	(3)
Operating Expenses
Education	$656,303	$549,870	19	$2,301,864	$2,308,173	0
Cable television	158,258	148,901	6	632,536	603,377	5
Newspaper publishing	159,503	165,328	(4)	635,388	643,736	(1)
Television broadcasting	53,359	47,399	13	208,049	202,117	3
Other businesses	32,339	11,954	―	76,784	34,242	―
Corporate office	4,884	8,130	(40)	19,378	14,422	34
Intersegment elimination	(125)	(424)	―	(877)	(780)	―
	$1,064,521	$931,158	14	$3,873,122	$3,805,287	2
Operating Income (Loss)
Education	$(111,874)	$30,893	―	$(105,368)	$96,286	―
Cable television	43,445	41,917	4	154,581	156,844	(1)
Newspaper publishing	2,633	6,793	(61)	(53,702)	(21,204)	―
Television broadcasting	62,833	40,854	54	191,642	117,089	64
Other businesses	(6,578)	(3,064)	―	(23,244)	(8,735)	―
Corporate office	(4,884)	(8,130)	40	(19,378)	(14,422)	(34)
	$(14,425)	$109,263	―	$144,531	$325,858	(56)
Depreciation
Education	$37,431	$22,100	69	$101,183	$83,735	21
Cable television	32,366	31,322	3	129,107	126,302	2
Newspaper publishing	6,280	6,443	(3)	25,072	26,336	(5)
Television broadcasting	3,545	3,067	16	13,018	12,448	5
Other businesses	258	―	―	263	―	―
Corporate office	―	―	―	―	244	―
	$79,880	$62,932	27	$268,643	$249,065	8
Amortization of Intangible Assets and
Impairment of Goodwill and Other Long-Lived Assets
Education	$117,784	$4,394	―	$129,312	$19,417	―
Cable television	52	66	(21)	211	267	(21)
Newspaper publishing	149	182	(18)	654	1,051	(38)
Television broadcasting	―	―	―	―	―	―
Other businesses	1,218	400	―	2,418	1,600	51
Corporate office	―	―	―	―	―	―
	$119,203	$5,042	―	$132,595	$22,335	―
Pension Expense (Credit)
Education	$3,701	$1,486	―	$11,584	$6,345	83
Cable television	802	454	77	2,540	1,924	32
Newspaper publishing(1)	9,882	8,057	23	42,436	25,283	68
Television broadcasting	1,523	363	―	4,970	1,669	―
Other businesses	22	4	―	60	17	―
Corporate office	(8,982)	(9,254)	(3)	(36,197)	(36,983)	(2)
	$6,948	$1,110	―	$25,393	$(1,745)	―

(1)

Includes $0.9 million in charges for the fourth quarter and fiscal year 2012 and $2.4 million in charges for the fourth quarter and fiscal year 2011 related to the withdrawal from a multiemployer pension plan.

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THE WASHINGTON POST COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
(in thousands)	2012	2011	Change	2012	2011	Change
Operating Revenues
Higher education	$276,459	$323,532	(15)	$1,149,407	$1,399,583	(18)
Test preparation	60,485	66,901	(10)	284,252	303,093	(6)
Kaplan international	208,285	190,821	9	764,184	704,581	8
Kaplan corporate	1,487	1,110	34	4,645	4,585	1
Intersegment elimination	(2,287)	(1,601)	―	(5,992)	(7,383)	―
	$544,429	$580,763	(6)	$2,196,496	$2,404,459	(9)
Operating Expenses
Higher education	$265,543	$295,507	(10)	$1,122,162	$1,250,668	(10)
Test preparation	67,217	66,381	1	295,051	331,591	(11)
Kaplan international	192,552	168,050	15	715,115	663,075	8
Kaplan corporate	15,961	17,312	(8)	47,262	49,685	(5)
Amortization of intangible assets	6,191	4,394	41	17,719	19,417	(9)
Impairment of goodwill and other
long-lived assets	111,593	―	―	111,593	―	―
Intersegment elimination	(2,754)	(1,774)	―	(7,038)	(6,263)	―
	$656,303	$549,870	19	$2,301,864	$2,308,173	0
Operating Income (Loss)
Higher education	$10,916	$28,025	(61)	$27,245	$148,915	(82)
Test preparation	(6,732)	520	―	(10,799)	(28,498)	62
Kaplan international	15,733	22,771	(31)	49,069	41,506	18
Kaplan corporate	(14,474)	(16,202)	11	(42,617)	(45,100)	6
Amortization of intangible assets	(6,191)	(4,394)	(41)	(17,719)	(19,417)	9
Impairment of goodwill and other
long-lived assets	(111,593)	―	―	(111,593)	―	―
Intersegment elimination	467	173	―	1,046	(1,120)	―
	$(111,874)	$30,893	―	$(105,368)	$96,286	―
Depreciation
Higher education	$22,916	$13,416	71	$58,514	$48,379	21
Test preparation	5,410	3,799	42	19,718	15,489	27
Kaplan international	8,660	4,350	99	21,173	16,953	25
Kaplan corporate	445	535	(17)	1,778	2,914	(39)
	$37,431	$22,100	69	$101,183	$83,735	21
Pension Expense (Credit)
Higher education	$2,535	$1,046	―	$7,943	$4,249	87
Test preparation	626	322	94	2,007	1,288	56
Kaplan international	93	(58)	―	241	167	44
Kaplan corporate	447	176	―	1,393	641	―
	$3,701	$1,486	―	$11,584	$6,345	83

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THE WASHINGTON POST COMPANY
EDUCATION DIVISION INFORMATION
SUMMARY OF RESTRUCTURING CHARGES
(Unaudited)

(in thousands)	Severance	Accelerated Depreciation	Lease Obligation Losses	Accelerated Amortization		Other	Total
Three Months Ended December 31, 2012
Higher education	$3,211	$12,291	$1,420	$	―	$22	$16,944
Test preparation	―	―	―		―	―	―
Kaplan international	1,172	4,294	8,374		―	1,042	14,882
Kaplan corporate and amortization of intangible assets	1,485	―	―		2,595	―	4,080
	$5,868	$16,585	$9,794		$2,595	$1,064	$35,906

Three Months Ended December 31, 2011
Higher education	$4,048	$1,219	$676	$	―	$169	$6,112
Test preparation	439	50	―		―	―	489
Kaplan international	1,035	―	―		―	―	1,035
Kaplan corporate and amortization of intangible assets	1,695	―	―		―	―	1,695
	$7,217	$1,269	$676	$	―	$169	$9,331

Twelve Months Ended December 31, 2012
Higher education	$8,807	$12,936	$1,420	$	―	$232	$23,395
Test preparation	―	―	―		―	―	―
Kaplan international	2,732	4,294	8,374		―	1,042	16,442
Kaplan corporate and amortization of intangible assets	2,810	―	―		2,595	―	5,405
	$14,349	$17,230	$9,794		$2,595	$1,274	$45,242

Twelve Months Ended December 31, 2011
Higher education	$11,101	$1,219	$676	$	―	$205	$13,201
Test preparation	2,899	2,746	6,894		―	―	12,539
Kaplan international	1,035	―	―		―	―	1,035
Kaplan corporate and amortization of intangible assets	2,170	―	―		―	―	2,170
	$17,205	$3,965	$7,570	$	―	$205	$28,945

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NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations excluding certain items described below reconciled to the most directly comparable GAAP measures.  Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

▪  the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪  the ability to identify trends in the Company’s underlying business; and

▪  a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP.  These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2012	2011	2012	2011
Amounts Attributable to The Washington Post Company
Common Stockholders
(loss) income from continuing operations, as reported	$(45,439)	$61,423	$48,041	$144,704
Adjustments:
Goodwill and other long-lived assets impairment charge	81,875	―	81,875	―
Early retirement and restructuring charges	31,126	7,263	45,510	19,415
Marketable equity securities write-down	11,159	―	11,159	34,643
Gain on sale of a cost method investment	―	―	(3,657)	―
Foreign currency (gain) loss	29	(261)	(1,968)	2,062
Investment in affiliates impairment charge	―	―	―	5,703
Income from continuing operations, adjusted (non-GAAP)	$78,750	$68,425	$180,960	$206,527

Per Share Information Attributable to The Washington
Post Company Common Stockholders
Diluted (loss) income per common share from continuing operations,
as reported	$(6.57)	$8.00	$6.09	$18.30
Adjustments:
Goodwill and other long-lived assets impairment charge	11.33	―	11.33	―
Early retirement and restructuring charges	4.31	0.94	6.18	2.46
Marketable equity securities write-down	1.54	―	1.54	4.34
Gain on sale of a cost method investment	―	―	(0.48)	―
Foreign currency (gain) loss	―	(0.03)	(0.27)	0.26
Investment in affiliates impairment charge	―	―	―	0.72
Diluted income per common share from continuing operations,
adjusted (non-GAAP)	$10.61	$8.91	$24.39	$26.08

The adjusted diluted per share amounts may not compute due to rounding.

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